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                                   EXHIBIT "A"

                                    AGREEMENT

        THIS AGREEMENT is dated as of February 12, 2001 between Rayfa (BVI) Limited and Choi Yat Ming.

        WHEREAS, pursuant to Rule 240.13d-1(k) promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the parties hereto have decided to satisfy their filing obligations under the Exchange Act by a single joint filing;

        NOW THEREFORE, the parties hereto agree as follows:

        1. The Amendment No. 2 to Schedule 13G with respect to SRS Labs, Inc. to which this Agreement is attached as Exhibit "A" (the "Schedule 13G") is filed on behalf of each of the parties hereto.

        2. Each of the parties hereto is eligible to use the Schedule 13G.

        3. Each of the parties hereto is responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person or entity contained in the
Schedule 13G; provided that each person or entity is not responsible for the completeness or accuracy of the information concerning any other person making such filing contained in the Schedule 13G, unless such person or entity knows or has reason to believe that such information is inaccurate.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                           RAYFA (BVI) LIMITED


                                           By: /s/ CHOI YAT MING
                                               ---------------------------------
                                               Name:  Choi Yat Ming
                                               Title: Director


                                           /s/ CHOI YAT MING
                                           -------------------------------------
                                           Choi Yat Ming